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                                                                      EXHIBIT 12

              COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                                 (in thousands)

                                                                     Year Ended December 31,
                                                     -----------------------------------------------------
                                                        1995       1996       1997      1998       1999
EARNINGS
     Pre-tax income (loss).........................  $  (2,389) $   1,576  $   6,361  $   7,798  $  23,816
     Add:  fixed charges...........................      1,194      1,523      1,964      8,504     43,559
                                                     ---------  ---------  ---------- ---------  ---------
Total earnings.....................................  $  (1,195) $   3,099  $   8,325  $  16,302  $  67,375
                                                     =========  =========  =========  =========  =========

FIXED CHARGES
     Interest expense..............................  $     373  $     428  $     777  $   6,195  $  39,785
     Rent expense included in fixed charges........        821      1,095      1,169      2,309      3,774
                                                     ---------  ---------  ---------  ---------  ---------
Total fixed charges................................  $   1,194  $   1,523  $   1,946  $   8,504  $  43,559
                                                     =========  =========  =========  =========  =========

RATIO OF EARNINGS TO FIXED CHARGES.................         --*       2.0        4.3        1.9        1.6

* For the year ended December 31, 1996, earnings were insufficient to cover fixed charges by approximately $50.